Exhibit 21

AUSTRALIAN OIL & GAS CORPORATION

SUBSIDIARIES

Following is a list of the subsidiaries of Australian Oil & Gas Corporation, each of which, unless otherwise indicated, is wholly owned by the company.

Name	State of Incorporation

Registrant:

Australian Oil & Gas Corporation	Delaware (USA)

Subsidiaries:

Alpha Oil & Natural Gas Pty Ltd	Victoria (Australia)
Nations Natural Gas Pty Ltd	Victoria (Australia)
Vulcan Australia Pty Ltd	Victoria (Australia)
Braveheart Oil & Gas Pty Ltd	Victoria (Australia)
Cornea Oil & Gas Pty Ltd	Victoria (Australia)